EXHIBIT 21

                        LIST OF REGISTRANT'S SUBSIDIARIES

NAME                                               JURISDICTION OF INCORPORATION
----                                               -----------------------------
Margo Landscaping and Design, Inc.                           Puerto Rico

Margo Garden Products, Inc.                                  Puerto Rico

Rain Forest Products Group, Inc.                             Puerto Rico